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                                                                      EXHIBIT 11

             PHARMACEUTICAL MARKETING SERVICES INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE



                                                                 THREE MONTHS ENDED                    SIX MONTHS ENDED
                                                                 ------------------                    ----------------

                                                           DECEMBER 31,      DECEMBER 31,      DECEMBER 31,       DECEMBER 31,
                                                           ------------      ------------      ------------       ------------
                                                               1996              1995              1996                1995
                                                               ----              ----              ----                ----
PRIMARY INCOME PER SHARE

Common shares outstanding                                    13,183,840        13,098,040        13,176,535          13,091,623

Assumed exercise of certain stock options                       144,501           306,438            71,649             245,496
                                                           ------------      ------------      ------------      --------------

                                                             13,328,341        13,404,478        13,248,184          13,337,119
                                                           ============      ============      ============      ==============

Income from continuing operations (in thousands)           $      1,457      $      2,380      $      1,683      $        2,498

Loss from discontinued operations, net (in
thousands)                                                       (9,914)           (1,081)           (9,914)             (1,754)
                                                           ------------      ------------      ------------      --------------

Net income (loss) (in thousands)                           $     (8,457)     $      1,299      $     (8,231)     $          744
                                                           ============      ============      ============      ==============

Primary income per share continuing                                0.11              0.18              0.13                0.19

Primary loss per share discontinued                               (0.74)            (0.08)            (0.74)              (0.13)
                                                           ------------      ------------      ------------      --------------

Net income (loss) per share                                $      (0.63)     $       0.10      $      (0.61)     $         0.06
                                                           ============      ============      ============      ==============


FULLY DILUTED INCOME PER SHARE

Common shares outstanding                                    13,183,840        13,098,040        13,176,535          13,091,623

Assumed exercise of certain stock options                       181,329           424,073           129,727             424,073
                                                           ------------      ------------      ------------      --------------

                                                             13,365,169        13,522,113        13,306,262          13,515,696
                                                           ============      ============      ============      ==============

Net income from continuing operations (in
thousands)                                                 $      1,457      $      2,380      $      1,683      $        2,498

Net loss from discontinued operations, net (in
thousands)                                                       (9,914)           (1,081)           (9,914)             (1,754)
                                                           ------------      ------------      ------------      --------------

Net income (loss) (in thousands)                           $     (8,457)     $      1,299      $     (8,231)     $          744
                                                           ============      ============      ============      ==============

Fully diluted income per share continuing                          0.11              0.18              0.13                0.19

Fully diluted income (loss) per share
discontinued                                                      (0.74)            (0.08)            (0.74)              (0.13)
                                                           ------------      ------------      ------------      --------------

Fully diluted income (loss) per share                      $      (0.63)     $       0.10      $      (0.61)     $         0.06
                                                           ============      ============      ============      ==============

1 Convertible debentures have not been assumed converted for the fully diluted earnings per share as the effect would be anti-dilutive. Had the convertible debentures been included, the number of shares would have been increased by 3,450,000 to 16,815,169 and 16,972,113 for the three months ended December 31, 1996 and 1995, respectively, and by 3,450,000 to 16,756,262 and 16,965,696 for the six months ended December 31, 1996 and 1995 respectively.

     As a result of reduced interest expense following conversion, the increase to net income (or decrease to net loss) would have been $647,000 for the three months ended December 31, 1996 and 1995, respectively. These adjustments would have resulted in fully diluted earnings/(loss) per share of $(0.46) and $0.11 for the three months ended December 31, 1996 and 1995 respectively and $(0.41) and $0.12 for the six months ended December 31, 1996 and 1995 respectively.




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